ALEXANDER & BALDWIN, INC.
2021 EXECUTIVE SIMPLIFICATION INCENTIVE PROGRAM

Effective February 22, 2021

EXHIBIT 10.b.1.(xl)

I.Establishment and Purpose
A.Alexander & Baldwin, Inc. (the “Company”) has established the 2021 Executive Simplification Incentive Program (the “Plan”), effective February 22, 2021.
B.The purpose of the Plan is to provide the opportunity for quarterly bonus payments during the 2021 and 2022 calendar years (each a “Plan Year”) to motivate and reward eligible employees for the execution of the Company’s simplification strategy with respect to monetization of three asset groups: certain of the Company’s agricultural landholdings and renewable energy assets; the Company’s materials and construction business; and the Company’s interest in the Kukui`ula joint venture.
II.Administration
A.The Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”) shall have responsibility for administration of the Plan. Under the direction of the Committee, the corporate officer in charge of the compensation programs of the Company and other executives designated by the Chief Executive Officer (“CEO”) of the Company shall develop and maintain guidelines for the administration of the Plan and will perform day-to-day administrative details as required.
B.The Committee shall interpret the Plan, make or approve procedures relating to it, and make any factual determinations arising in connection with it. The Committee’s interpretations and determinations shall be final and binding on all persons.
III.Eligibility
A.    Only those employees selected by the Committee will be eligible for an award under this Plan. An eligible assignment is a job categorized as the CEO, Band A, or Band B under the Company’s job evaluation program.
B.    To receive payment, eligible employees must be on the payroll at the time awards are paid, except that employees who have taken approved early retirement or normal retirement during the Plan Year for which the award is made shall be eligible to receive a pro-rata award based on their performance and their term of service during the applicable Plan Year.
C.    Exceptions (additions or deletions) to the eligibility requirements of Section III.A. above can be made only by the CEO, with the approval of the Committee.

IV.Goals (Objective)
A.Each employee selected to participate in the Plan shall have the Plan goals established by the Committee (the “Plan Targets”).
B.Each participant will have a set percentage (ranging from 75% to 100% in aggregate) of the participant’s then-current target bonus award under the Company’s One-Year Performance Improvement Incentive Plan (the “PIIP Target”) distributed among the three designated asset groups based roughly on financial impact and the expected level of involvement by the participant in each area, as determined by the Committee.
V.Plan Awards
A.Opportunity
Each employee selected to participate in the Plan shall have a bonus opportunity up to the percentage of the then-current PIIP Target. For each PIIP Target attained by a participant, the bonus opportunity shall be determined as described in Section V.B.
B.Determination
1.Individual Bonus Calculation. Each quarter during the 2021 and 2022 Plan Years, the Committee shall determine (with the input from the CEO for participants other than the CEO) the bonus amount payable for completion of the Plan Targets. However, the actual bonus amount to be paid to the participant shall be subject to the satisfaction of the employment requirements set forth in the Section III and any adjustments effected by the Committee pursuant to Section V.B.2.
2.Committee Discretion. The award calculated for each participant pursuant to Section V.B.1 may be increased or decreased by the Committee in its absolute discretion if such award does not, in the judgment of the Committee, accurately reflect the performance of the Company or of the applicable operating unit or individual (e.g., because of changes in accounting rules, extraordinary gains from the sale of Company assets, or other similar or dissimilar circumstances occurring during the Plan Year which may or may not have been beyond the control of the Company, the operating unit, or the individual participant). Such adjustments by the Committee may be applied uniformly with respect to all participants, or such adjustment may be applied selectively with respect to one or more individual participants.
C.Payments
1.All bonus awards under the Plan shall be paid only in cash, less applicable payroll taxes and deductions, with such cash payments to be made as soon as practicable following approval of the quarterly bonus amount. Participants will not be permitted to receive any portion of their awards in the form of the Company’s common stock.
2.The plan is discretionary; there are no guarantees that an incentive will be paid in any year and no guarantees as to the amount that each eligible employee will receive.

VI.General Provisions
A.Nothing herein contained shall be construed to limit or affect in any manner or degree the normal and usual powers of management, exercised by the officers and the Board or committees thereof, to change the duties or the character of employment of any employee of the Company or to terminate a participant’s employment with the Company at any time, all of which rights and powers are hereby expressly reserved.

B.The Company reserves the right to modify, amend or terminate the Plan at any time; provided, that no amendment or termination shall affect the rights of participants to receive awards finally determined by the Committee but unpaid at the time of such termination or amendment, or unless otherwise specifically stated and required by federal, state or local laws.

C.This Plan is intended to be exempt from Internal Revenue Code Section 409A (“Section 409A”). This Plan shall be administered and interpreted to maximize the short-term deferral exemption to Code Section 409A, and a participant shall not, directly or indirectly, designate the taxable year of a payment made under the Plan. The portion of any payment under the Plan that is paid within the short-term deferral period (within the meaning of Code Section 409A) shall be treated as a short-term deferral and not aggregated with other payments. In the event that any payment under the Plan does not come within an exemption from 409A, those amounts are meant to comply with Code Section 409A, and the terms of this Plan shall be interpreted as necessary to comply with such intent. All payments under this Plan shall be treated as a separate payment of compensation for purposes of applying Code Section 409A. The Company does not guarantee the tax treatment of any payment under this Plan and any employee covered by this Plan is liable for any and all federal, state and local taxes due as a result of any payment under this Plan.
IN WITNESS WHEROF, Alexander & Baldwin Inc. has caused this Plan to be executed by its duly authorized officers, effective February 22, 2021.

                ALEXANDER & BALDWIN, INC.

                By /s/Derek T. Kanehira
                 Derek T. Kanehira
Its Senior Vice President

                By: /s/ Alyson J. Nakamura
                 Alyson J. Nakamura
                 Its Secretary